Exhibit 99.1

Royal Bank
AMERICA

Customers. Shareholders. Co-workers. Community.

Royal Bancshares of Pennsylvania, Inc. Reports Profit for First Quarter 2016

Quality Loan and Core Deposit Growth, Margin Expansion Boost Earnings and Assets

Repurchased 21% of Outstanding Series A Preferred  Shares

BALA CYNWYD, PA - - (Marketwired – April 21, 2016) - Royal Bancshares of Pennsylvania, Inc. (“Company”) (NASDAQ: RBPAA), parent company of Royal Bank America (“Royal Bank”), is pleased to report net income attributable to the Company of  $2.2 million, or $0.06 per diluted share, for the three months ended March 31, 2016 compared to $1.6 million, or $0.04 per diluted share, for the three months ended March 31, 2015.

Kevin Tylus, the Company's President and Chief Executive Officer, noted, "Our momentum from 2015 carried into the first quarter with robust loan and core deposit growth. Growth and changes in our balance sheet positively contributed to our first quarter results.  In March, due to our consistent performance, we received approval from the Federal Reserve Bank to repurchase $4.0 million, or 21%, of our Series A preferred stock, which helps improve our balance sheet and eliminates future dividend payments on the repurchased shares. Our positive financial performance demonstrates our ability to meet the challenges of low interest rates, local competition, and uncertainty from domestic and global market volatility.  We remain strongly focused on opportunities that may continue to strengthen the balance sheet and on high quality, in footprint strategies to continue our earnings momentum.”

Highlights for the three months ended March 31, 2016 included:

Balance Sheet Trends:

•	At March 31, 2016, total assets were $798.5 million and grew $10.2 million, or 1.3%, from $788.3 million at December 31, 2015.

•	Total loans were $531.1 million at March 31, 2016, an increase of $32.0 million, or 6.4%, from $499.1 million at December 31, 2015. Current quarter increases were recognized in multiple loan portfolio segments.

•	Total deposits were $589.3 million at March 31, 2016, an increase of $11.4 million, or 2.0%, from $577.9 million at December 31, 2015.

•	During the first quarter of 2016, the Company repurchased 4,000 shares of its Series A preferred stock.

Asset Quality:

•	The ratio of non-performing loans to total loans continues to show improvement and decreased to 0.98% at March 31, 2016 from 1.10% at December 31, 2015. Excluding tax liens, the ratio of non-performing loans to total loans was 0.80% and 0.88% at March 31, 2016 and December 31, 2015, respectively.

•	Non-performing loans were $5.2 million at March 31, 2016 compared to $5.5 million at December 31, 2015.

•	The ratio of non-performing assets to total assets was 1.54% at March 31, 2016 compared to 1.64% at December 31, 2015. Excluding tax lien assets, the ratio of non-performing assets to total assets was 0.56% and 0.59% at March 31, 2016 and December 31, 2015, respectively.

•	Non-performing assets of $12.3 million at March 31, 2016 decreased $608 thousand, or 4.7%, from $12.9 million at December 31, 2015.

•	During the first quarter of 2016, the Company recorded a provision to the allowance for loan and lease losses of $212 thousand compared to a credit of $580 thousand for the first quarter of 2015. The 2016 provision was primarily attributable to growth and net charge-off activity within the leasing portfolio.

Income Statement and Other Highlights:

•	The return on average assets for the three months ended March 31, 2016 was 1.11% compared to 0.89% for the three months ended March 31, 2015.

•	The return on average equity for the three months ended March 31, 2016 was 11.98% compared to 10.11% for the three months ended March 31, 2015.

•	At March 31, 2016, the Company’s Tier 1 leverage and Total Risk Based Capital ratios were 11.51% and 17.30%, respectively, compared to 12.44% and 18.57%, respectively, at December 31, 2015. The Common Equity Tier 1 ratio was 9.38% at March 31, 2016 compared to 9.37% at December 31, 2015.

•	Net interest income increased $782 thousand, or 13.7%, from $5.7 million for the three months ended March 31, 2015 to $6.5 million for the three months ended March 31, 2016. The growth in net interest income was primarily related to an increase in interest income and the average yield earned on average interest-earning assets. Additionally in the first quarter of 2016, we recorded $169 thousand in interest income from the satisfaction of a loan that had been previously charged-off.

•	The net interest margin grew to 3.51% for the first quarter of 2016 compared to 3.40% for the comparable period in 2015. The increase in net interest margin was directly related to an increase in the yield on average interest-earning assets due to a change in the composition of such assets and the $169 thousand transaction stated previously.

•	Non-interest income for the first quarter of 2016 was $1.2 million and increased $640 thousand from $567 thousand for the first quarter of 2015. The quarterly improvement in non-interest income was impacted by a $341 thousand increase in income from Company owned life insurance and a $180 thousand increase in net gains on the sale of investment securities.

•	Non-interest expense was $5.2 million for the quarter ended March 31, 2016 and increased $126 thousand from $5.1 million for the comparable period in 2015. Contributing to the increase in non-interest expense for 2016 was an increase of $177 thousand in other real estate owned expenses and impairment charges and $107 thousand increase in salaries and benefits. Partially mitigating the increase in non-interest expense was a $150 thousand credit for unfunded loan commitments due to a decline in such commitments compared to a $127 thousand provision for unfunded loan commitments during the first quarter of 2015.

In March 2016, we requested and were granted approval from the Federal Reserve Bank to repurchase 4,000 shares, or 21%, of our outstanding Series A preferred stock.  We have reduced the total outstanding of Series A preferred stock by 51% from the original outstanding amount of $30.4 million to $14.9 million as a result of the private placement in 2014 and the repurchase completed this quarter. We used existing cash on-hand to complete this quarter’s repurchase and eliminated approximately $225 thousand in undeclared dividends. This transaction will eliminate $360 thousand per annum in future cumulative dividends when such dividends are declared.

About Royal Bancshares of Pennsylvania, Inc.

Royal Bancshares of Pennsylvania, Inc., headquartered in Bala Cynwyd, Pennsylvania, is the parent company of Royal Bank America, which is headquartered in Narberth, Pennsylvania. Royal Bank serves growing small and middle market businesses, commercial real estate investors, consumers, and depositors principally in Montgomery, Delaware, Chester, Bucks, Philadelphia and Berks counties in Pennsylvania, central and southern New Jersey, and Delaware. Established in 1963, Royal Bank provides an array of financial products and services through a comprehensive suite of cash management services and thirteen branches and two loan production offices. More information on Royal Bancshares of Pennsylvania, Inc., Royal Bank America, and its subsidiaries can be found at www.royalbankamerica.com.

Forward-Looking Statements

The foregoing material may contain forward-looking statements. We caution that such statements may be subject to a number of uncertainties, and actual results could differ materially; therefore, readers should not place undue reliance on any forward-looking statements. Royal Bancshares of Pennsylvania, Inc. does not undertake, and specifically disclaims, any obligation to publicly release the results of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements. For a discussion of the factors that could cause actual results to differ from the results discussed in any such forward-looking statements, see the filings made by Royal Bancshares of Pennsylvania, Inc. with the Securities and Exchange Commission, including its Annual Report — Form 10-K for the year ended December 31, 2015.

ROYAL BANCSHARES OF PENNSYLVANIA, INC.
CONSOLIDATED INCOME STATEMENTS
(Unaudited, dollars in thousands, except per share data)

	For the three months ended March 31,
	2016	2015
Interest income	$8,214	$7,280
Interest expense	1,723	1,571
Net Interest Income	6,491	5,709
Provision (credit) for loan and lease losses	212	(580)
Net interest income after provision (credit) for loan and lease losses	6,279	6,289
Non-interest income	1,207	567
Non-interest expense	5,221	5,095
Income before taxes	2,265	1,761
Income tax expense	-	-
Net Income	2,265	1,761
Less net income attributable to noncontrolling interest	76	170
Net Income Attributable to Royal Bancshares	$2,189	$1,591
Less Preferred stock Series A accumulated dividend and accretion	$334	$424
Net income to common shareholders	$1,855	$1,167
Income Per Common Share – Basic and Diluted	$0.06	$0.04

SELECTED PERFORMANCE RATIOS:

	For the three months ended March 31,
	2016	2015
Return on Average Assets	1.11%	0.89%
Return on Average Equity	11.98%	10.11%
Average Equity to Average Assets	9.28%	8.78%
Book Value Per Share	$1.83	$1.53

Capital ratios (US GAAP):	At March 31, 2016	At December 31, 2015
Company Tier 1 Leverage	11.51%	12.44%
Company Total Risk Based Capital	17.30%	18.57%
Company Common Equity Tier 1	9.38%	9.37%

ROYAL BANCSHARES OF PENNSYLVANIA, INC.
CONSOLIDATED BALANCE SHEETS
(Unaudited, in thousands)

	At March 31, 2016	At December 31, 2015
Cash and cash equivalents	$27,562	$25,420
Investment securities, at fair value	201,228	224,067
Other investment, at cost	2,250	2,250
Federal Home Loan Bank stock	2,545	2,545
Loans and leases
Commercial real estate and multi-family	253,919	241,928
Construction and land development	61,095	47,984
Commercial and industrial	92,189	85,980
Residential real estate	49,370	51,588
Leases	67,267	64,341
Tax certificates	4,820	4,755
Consumer	2,487	2,527
Loans and leases	531,147	499,103
Allowance for loan and lease losses	(9,941)	(9,689)
Loans and leases, net	521,206	489,414
Bank owned life insurance	16,254	16,133
Premises and equipment, net	3,982	3,959
Other real estate owned, net	7,096	7,435
Accrued interest receivable	4,220	4,149
Other assets	12,205	12,911
Total Assets	$798,548	$788,283

Deposits	$589,331	$577,892
Borrowings	90,857	90,970
Other liabilities	22,119	21,349
Subordinated debentures	25,774	25,774
Royal Bancshares shareholders’ equity	70,042	71,904
Noncontrolling interest	425	394
Total Equity	70,467	72,298
Total Liabilities and Equity	$798,548	$788,283

ROYAL BANCSHARES OF PENNSYLVANIA, INC.
NET INTEREST INCOME AND MARGIN
(Unaudited, in thousands, except percentages)

	For the three months ended March 31, 2016			For the three months ended March 31, 2015
	Average Balance	Interest	Yield	Average Balance	Interest	Yield
Cash and cash equivalents	$12,462	$16	0.52%	$11,730	$5	0.17%
Investment securities	217,677	1,334	2.46%	249,642	1,576	2.56%
Loans	512,937	6,864	5.38%	419,628	5,699	5.51%
Total interest-earning assets	743,076	8,214	4.45%	681,000	7,280	4.34%
Non-interest earning assets	48,981			45,885
Total average assets	$792,057			$726,885

Interest-bearing deposits
NOW and money markets	$228,170	$206	0.36%	$204,932	$158	0.31%
Savings	61,915	106	0.69%	19,291	8	0.17%
Certificates of deposit	208,033	728	1.41%	224,753	742	1.34%
Total interest-bearing deposits	498,118	1,040	0.84%	448,976	908	0.82%
Borrowings	115,513	683	2.38%	118,157	663	2.28%
Total interest-bearing liabilities	613,631	1,723	1.13%	567,133	1,571	1.12%
Non-interest bearing deposits	81,568			72,991
Other liabilities	23,358			22,937
Shareholders' equity	73,500			63,824
Total average liabilities and equity	$792,057			$726,885
Net interest income		$6,491			$5,709
Net interest margin			3.51%			3.40%

ROYAL BANCSHARES OF PENNSYLVANIA, INC.
ASSET QUALITY TRENDS
(Unaudited, in thousands, except percentages)

	At March 31, 2016	At December 31, 2015

Non-performing loans	$4,185	$4,367
Non-performing tax certificates	1,038	1,125
Total non-performing loans	5,223	5,492

Other real estate owned-loans	243	220
Other real estate owned-tax certificates	6,853	7,215
Total other real estate owned	7,096	7,435
Total non-performing assets	$12,319	$12,927

Ratio of non-performing loans to total loans	0.98%	1.10%
Ratio of non-performing assets to total assets	1.54%	1.64%
Ratio of allowance for loan and lease losses to total loans	1.87%	1.94%
Ratio of allowance for loan and lease losses to non-performing loans	190.33%	176.42%